Exhibit 99.1

Carbonite Closes Acquisition of Mozy, Inc. from Dell Technologies Inc.

BOSTON, MA - March 19, 2018 - Carbonite, Inc. (NASDAQ: CARB), a leader in data protection, today announced the closing of its acquisition of Mozy, Inc. (“Mozy”) from Dell Technologies Inc.

The total purchase price for Mozy was $145.8 million in cash, subject to potential adjustments for working capital. The purchase price was funded with cash on hand and funds available under the Company’s new revolving credit facility with Silicon Valley Bank, Citizens Bank, Barclays Bank, HSBC Bank USA, and Wells Fargo Bank, National Association.

“We welcome the Mozy community to the Carbonite family,” said Mohamad Ali, President and CEO of Carbonite. “Together, we will build a stronger future for data protection.”
Carbonite is committed to supporting existing Mozy customers and partners. Therefore, Carbonite’s plan is to:

•	Protect the data of existing Mozy customers and partners

•	Secure the investment that employees, customers and partners have made in Mozy

•	Enhance and expand the data protection capabilities of Mozy customers and partners through the Carbonite Data Protection Platform

Carbonite will be announcing Mozy updates and showcasing the Carbonite Data Protection Platform at Dell Technologies World 2018 April 30th - May 3rd in Las Vegas, Nevada. If you’re a member of the press or industry analyst community interested in setting up a meeting with a Carbonite representative at the show, please email Media@Carbonite.com.

About Carbonite

Carbonite provides a robust Data Protection Platform for businesses, including backup, disaster recovery, high availability and workload migration technology. The Carbonite Data Protection Platform supports businesses in locations around the world with secure and scalable global cloud infrastructure. To learn more visit www.Carbonite.com.

Investor Relations Contact:

Jeremiah Sisitsky
Carbonite
781-928-0713
investor.relations@carbonite.com

Media Contacts:

Sarah King
Carbonite
617-421-5601
media@carbonite.com

Kelsey Shively, Weber Shandwick (for Carbonite)
425-306-2090
wswnacarbonite@webershandwick.com